Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Third Quarter Earnings and Announces 11.8% Increase in Quarterly Cash Dividend

Billings, MT - October 26, 2020 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) today reported financial results for the third quarter of 2020. For the quarter, the Company reported net income of $48.3 million, or $0.76 per share, which compares to net income of $36.7 million, or $0.57 per share, for the second quarter of 2020, and $49.1 million, or $0.76 per share, for the third quarter of 2019.

The third quarter of 2019 included acquisition costs related to the acquisitions of Idaho Independent Bank (“IIBK”) and Community 1st Bank (“CMYF”), both of which were acquired on April 8, 2019. The acquisition costs negatively impacted earnings by $0.04 per share in the third quarter of 2019.

HIGHLIGHTS

•Tangible book value per common share increased to $20.19 as of September 30, 2020, compared to $20.02 as of June 30, 2020, and $19.42 as of September 30, 2019.
•The Company repurchased 1.4 million common shares at an average price of $32.05 per share during the third quarter of 2020 as part of its repurchase program. Additionally, the board of directors increased the number of shares authorized for repurchase under the repurchase program by 3.0 million common shares.
•The quarterly cash dividend increased 11.8% from $0.34 to $0.38 per common share, payable on November 16, 2020, to common stockholders of record as of November 6, 2020.
•Loans held for investment increased $119.7 million during the third quarter of 2020, or a 4.7% annualized growth rate.
•Non-performing assets decreased $4.0 million, or 6.2%, to $60.1 million for the third quarter of 2020, from $64.1 million during the second quarter of 2020 and decreased $14.8 million, or 19.8%, from $74.9 million during the third quarter of 2019.
•The Company had existing deferrals on approximately 350 loans totaling approximately $77.1 million as of October 16, 2020, or 0.76% of loans held for investment as of September 30, 2020. Additionally, as of October 16, 2020, the Company had forbearance requests granted on 24 residential mortgage loans totaling $6.1 million.
•Total deposits increased $542.0 million during the third quarter of 2020, or a 16.3% annualized growth rate.
•Non-interest income increased 12.6% to $44.7 million during the third quarter of 2020 from $39.7 million during the second quarter of 2020.
“We continue to see encouraging signs of economic strength throughout our markets, which helped us to deliver a strong quarter highlighted by quality balance sheet growth, significant contributions from many of our sources of non-interest income, and generally positive trends in asset quality,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “Despite the impact of the COVID-19 pandemic, we are seeing many of our commercial clients performing exceptionally well in the current environment, resulting in consistent inflows of non-interest bearing deposits for the bank. We have also seen almost all of our deferred loans return to scheduled payments, with only a handful of borrowers requiring additional deferrals. The positive trends in asset quality and improving health of our borrowers resulted in only a modest provision for credit losses this quarter, following the significant increase in our level of reserves earlier in the year as the pandemic accelerated.”

“During the third quarter, we repurchased 1.4 million shares of our common stock, and our board of directors has approved an 11.8% increase in our quarterly dividend. We are very pleased that our consistent financial performance, high level of reserves, and strong asset quality have enabled us to increase the amount of capital that we return to shareholders while still being well positioned to manage through the duration of the pandemic,” continued Mr. Riley.

DIVIDEND DECLARATION
On October 26, 2020, the Company’s board of directors declared a dividend of $0.38 per common share, payable on November 16, 2020, to common stockholders of record as of November 6, 2020. The dividend equates to a 4.91% annualized yield based on the $30.98 per share average closing price of the Company’s common stock as reported on NASDAQ during the third quarter of 2020.

NET INTEREST INCOME
Net interest income increased by 0.4%, to $123.0 million, during the third quarter of 2020, compared to $122.5 million during the second quarter of 2020. During the third quarter of 2020, the Company recorded a total of $10.6 million of interest income from the Paycheck Protection Program, or (PPP), lending activity as compared to $8.6 million during the second quarter of 2020. Net interest income decreased $2.5 million, or 2.0% during the third quarter of 2020, compared to $125.5 million during the third quarter of 2019. The year-over-year decrease was primarily the result of lower levels of charged-off interest recoveries and interest accretion related to the fair valuation of previously acquired loans, and the impact of the decrease in the federal funds rate in March 2020.

•There were no material recoveries of previously charged-off interest included in net interest income during the second or the third quarter of 2020, compared to previously charged-off interest recoveries of $0.4 million during the third quarter of 2019.
•Interest accretion attributable to the fair valuation of acquired loans contributed $3.2 million to net interest income during the third quarter of 2020, of which approximately $1.4 million was related to early payoffs. This compares to interest accretion of $3.0 million in net interest income during the second quarter of 2020, of which approximately $1.1 million was related to early payoffs, and interest accretion of $4.0 million in net interest income during the third quarter of 2019, of which approximately $1.2 million was related to early payoffs.

The net interest margin ratio was 3.29% for the third quarter of 2020 compared to 3.52% reported during the second quarter of 2020 and 3.93% during the third quarter of 2019. The decreases were the result of significant growth in earning assets, as a result of significant deposit growth resulting from client behavior during this phase of the coronavirus pandemic (COVID-19), which were invested at lower yields, along with increases in interest on long-term debt which was partially offset by lower deposit costs.

•Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio contracted 24 basis points to 3.20% during the third quarter of 2020, compared to 3.44% during the second quarter of 2020, primarily due to lower yields on the Company’s higher levels of earning assets and an increase in interest on long-term debt, partially offset by lower funding costs.
•Exclusive of the impact of the recovery of charged-off interest and interest accretion, the Company’s net interest margin ratio contracted 60 basis points to 3.20%, compared to 3.80% during the third quarter of 2019, primarily as a result of the impact of the reduction in March 2020 to the federal funds rate, significant PPP loan balances at low yields, higher cash balances, and an increase in interest on long-term debt, all of which were partially offset by lower deposit costs.

PROVISION FOR CREDIT LOSSES
The 2020 quarterly provision for credit losses reflects the adoption of the current expected credit loss (CECL) accounting standard. The provision includes an increase in expected losses over the life of the loan portfolios as a result of significant changes in the Company's internal economic forecast in response to COVID-19 and uncertainty regarding the benefits of government stimulus in response to COVID-19. During the third quarter of 2020, the Company recorded a provision for credit losses of $5.2 million, compared to $19.5 million during the second quarter of 2020, and $2.6 million during the third quarter of 2019. The provision includes the impact of net charge-offs of $4.6 million, or an annualized 0.18% of average loans outstanding, for the third quarter of 2020, compared to $2.3 million, or an annualized 0.09% of average loans outstanding, for the second quarter of 2020, and $1.8 million, or an annualized 0.08% of average loans outstanding for the third quarter of 2019.

The Company’s allowance for credit losses on loans as a percentage of period-end loans held for investment, including PPP loans, decreased to 1.43% at September 30, 2020, compared to 1.46% at June 30, 2020, and increased compared to 0.83% at September 30, 2019. The increase from September 30, 2019 is a result of the adoption of the CECL standard and the impact of COVID-19 on the Company’s economic outlook. Coverage of non-performing loans increased to 267.46% at September 30, 2020, compared to 253.65% at June 30, 2020, as a result of a higher allowance for credit losses and lower levels of non-performing loans, and compared to 131.35% at September 30, 2019. The increase from September 30, 2019 is primarily a result of the adoption of the CECL standard and the impact of COVID-19 on the Company’s economic outlook.

While the allowance for credit losses on loans of 1.43% includes the PPP loan balance, the allowance for credit losses does not include a reserve on the PPP loans which are 100% guaranteed by the Small Business Administration. The allowance for credit losses on loans as a percentage of period-end loans held for investment would have been 20 basis points higher had the PPP loan balances been excluded at September 30, 2020.

NON-INTEREST INCOME
Total non-interest income increased $5.0 million, or 12.6%, to $44.7 million during the third quarter of 2020, as compared to $39.7 million during the second quarter of 2020, as the Company observed revenues begin to normalize after the initial impact from COVID-19 in the second quarter. Total non-interest income increased $6.5 million, or 17.0%, from $38.2 million during the third quarter of 2019, which is primarily the result of higher mortgage banking revenues and other fee income associated with swap activities in the third quarter of 2020.

Payment services revenues increased $1.2 million, or 12.9%, to $10.5 million during the third quarter of 2020, when compared to the $9.3 million earned during the second quarter of 2020. This increase is the result of increases in debit card and credit card volume during the third quarter of 2020 as compared to the second quarter of 2020. Payment services revenues decreased $0.3 million, or 2.8%, during the third quarter of 2020, when compared to the $10.8 million earned during the third quarter of 2019.

Mortgage banking revenues increased $0.1 million, or 0.7%, to $14.3 million during the third quarter of 2020, as compared to $14.2 million during the second quarter of 2020. Mortgage banking revenues increased $3.9 million, or 37.5%, during the third quarter of 2020 from $10.4 million during the third quarter of 2019. These increases were primarily driven by higher levels of mortgage loan production as a result of increased levels of refinance activity due to the favorable interest rate environment. These increases were partially offset by mortgage servicing impairments of $1.4 million during the third quarter of 2020 and $5.5 million during the second quarter of 2020. During the third quarter of 2020, loans originated for home purchases accounted for approximately 48.6% of loan production, as compared to 29.0% during the second quarter of 2020 and 66.0% during the third quarter of 2019.

Other service charges, commissions and fees increased $2.1 million, or 72.4%, to $5.0 million during the third quarter of 2020, when compared to $2.9 million during the second quarter of 2020 and increased $3.3 million, or 194.1%, during the third quarter of 2020 from $1.7 million during the third quarter of 2019. The increases are primarily driven by an increase in swap fees of $1.9 million during the third quarter of 2020 as compared to the second quarter of 2020 and an increase in swap fees of $3.2 million during the third quarter of 2020 as compared to the third quarter of 2019.

NON-INTEREST EXPENSE
Non-interest expense increased $3.9 million, or 4.1%, to $99.5 million during the third quarter of 2020, as compared to $95.6 million during the second quarter of 2020 and increased $2.8 million, or 2.9%, as compared to $96.7 million during the third quarter of 2019, primarily due to higher salaries and wages partially offset by a decrease in acquisition related expenses.

There were no material acquisition related expenses for the second or third quarter of 2020 whereas the third quarter of 2019 included $3.8 million of such expenses. Exclusive of acquisition related expenses, non-interest expense increased $6.6 million, compared to $92.9 million during the third quarter of 2019.

Salaries and wages expense increased $1.8 million, or 4.1%, to $46.0 million during the third quarter of 2020, compared to $44.2 million during the second quarter of 2020, primarily as a result of one-time expenses of $2.2 million related to an amendment to an employment agreement and an adjustment to home loan commissions. Salaries and wages increased $5.9 million, or 14.7%, from $40.1 million in the third quarter of 2019, primarily as a result higher levels of home loan commissions, the one-time payments mentioned above, and higher incentive accruals during the third quarter of 2020.

Employee benefit expenses increased $1.4 million, or 13.5%, to $11.8 million during the third quarter of 2020, when compared to the $10.4 million incurred during the second quarter of 2020, primarily due to higher health insurance expenses. Employee benefit expenses decreased $0.1 million, or 0.8%, from $11.9 million during the third quarter of 2019.

BALANCE SHEET
Total assets increased $598.1 million, or 3.6%, to $17,069.5 million as of September 30, 2020, from $16,471.4 million as of June 30, 2020 and increased $2,367.9 million, or 16.1%, from $14,701.6 million as of September 30, 2019. The increases from the comparable periods are primarily due to an increase in loans held for investment and increases in cash and cash equivalents and investment securities, as a result of higher levels of deposits, partially offset by a decrease in loans held for sale.

Loans held for investment increased $119.7 million, or 1.2%, to $10,152.2 million as of September 30, 2020, from $10,032.5 million as of June 30, 2020, primarily due to an increase of $97.1 million in commercial real estate loans. Loans held for investment increased $1,159.6 million, or 12.9%, as of September 30, 2020, from $8,992.6 million as of September 30, 2019, primarily due to the PPP loans originated during the second quarter of 2020.

Total real estate loans increased $166.4 million, or 2.7%, to $6,263.3 million as of September 30, 2020, from $6,096.9 million as of June 30, 2020, primarily driven by increases in commercial loans of $97.1 million, or 2.7%, commercial construction loans of $71.0 million, or 15.4%, residential loans of $23.6 million, or 1.8%, and agricultural loans of $3.5 million, or 1.6%. The increases were offset by decreases in residential construction loans of $18.3 million, or 7.4% and land acquisition and development construction loans of $10.5 million, or 3.7%.

Total real estate loans increased $352.2 million, or 6.0%, from September 30, 2019. Growth within the real estate loan portfolio is primarily attributable to increases in commercial loans of $221.0 million, or 6.4%, increases in commercial construction loans of $144.1 million, or 37.3%, and increases in residential loans of $54.6 million, or 4.3%. Growth was primarily offset by decreases in land acquisition and development construction loans of $34.8 million, or 11.2%, and decreases in residential construction loans of $33.9 million, or 12.9%.

Total consumer loans increased $3.0 million, or 0.3%, to $1,044.8 million as of September 30, 2020, from $1,041.8 million as of June 30, 2020. Within the consumer loan portfolio, indirect loans increased $10.9 million, or 1.4%, direct loans decreased $7.2 million, or 4.3%, and credit card loans decreased $0.7 million, or 1.0%. Total consumer loans decreased $22.1 million, or 2.1%, from $1,066.9 million, as of September 30, 2019, primarily attributable to deceases in the direct and credit card loan portfolios as compared to September 30, 2019.

Commercial loans decreased $49.0 million, or 1.9%, to $2,599.6 million as of September 30, 2020, from $2,648.6 million as of June 30, 2020 and increased $873.1 million, or 50.6%, from $1,726.5 million as of September 30, 2019. The increase from 2019 is primarily due to the PPP loans originated in the second quarter, partially offset by pay-downs within the portfolio.

Agricultural operating loans decreased $8.1 million, or 2.9%, to $274.7 million as of September 30, 2020, from $282.8 million as of June 30, 2020. Agricultural operating loans decreased $18.0 million, or 6.1%, from $292.7 million as of September 30, 2019.

Mortgage loans held for sale decreased $67.9 million, or 40.0%, to $102.0 million as of September 30, 2020, from $169.9 million as of June 30, 2020, primarily due to a decline in originations of mortgage loans held for sale, relative to historic highs at the end of the second quarter of 2020. The decline is the result of a decrease in the levels of refinance activity, which were significantly elevated in the first half of 2020, as a result of the low interest rate environment. Mortgage loans held for sale decreased $6.9 million, or 6.3%, as of September 30, 2020, from $108.9 million as of September 30, 2019.

Other assets decreased $9.0 million, or 3.4%, to $255.8 million as of September 30, 2020, from $264.8 million as of June 30, 2020, primarily due to decreases in accounts receivables of $7.3 million and interest rate swap contracts of $3.9 million which were partially offset by normal fluctuations in other assets. Other assets increased $36.2 million, or 16.5%, as of September 30, 2020, from $219.6 million as of September 30, 2019, primarily due to an increase in interest rate swap contracts of $35.5 million.

Total deposits increased $542.0 million, or 4.1%, to $13,882.4 million as of September 30, 2020, from $13,340.4 million as of June 30, 2020, primarily as a result of a $371.6 million increase in non-interest bearing business deposits and an increase in interest bearing demand and savings deposits. These increases were partially offset by decreases in interest-bearing time deposits. Total deposits increased $2,082.8 million, or 17.7%, from $11,799.6 million as of September 30, 2019, primarily related to an increase of $1,158.5 million in non-interest-bearing business deposits and an increase in interest-bearing demand and savings deposits. These increases were partially offset by decreases in interest-bearing time deposits.

Securities sold under repurchase agreements increased $64.2 million, or 8.5%, to $820.3 million as of September 30, 2020, from $756.1 million as of June 30, 2020, and increased $183.4 million, or 28.8%, as of September 30, 2020, from $636.9 million as of September 30, 2019. Fluctuations in repurchase agreement balances correspond with fluctuations in the liquidity of the Company’s clients.

The loans held for investment to deposit ratio was 73.1%, as of September 30, 2020, compared to 75.2% and 76.2% as of June 30, 2020 and September 30, 2019, respectively.

The Company is considered to be “well-capitalized” as of September 30, 2020, having exceeded all regulatory capital adequacy requirements. During the third quarter of 2020, the Company paid regular common stock dividends of approximately $21.9 million, or $0.34 per share, and repurchased 1,445,300 shares of common stock for approximately $46.3 million at an average price of $32.05 per share pursuant to its previously announced stock repurchase program.

CREDIT QUALITY

As of September 30, 2020, non-performing assets decreased $4.0 million, or 6.2%, to $60.1 million, compared to $64.1 million as of June 30, 2020, primarily due to decreases in non-accrual loans of $5.1 million, or 10.2% and other real estate owned of $0.8 million, or 12.3%, offset by an increase in loans 90 days past due of $1.9 million, or 24.7%.

Criticized loans increased $13.2 million, or 3.6%, to $379.3 million as of September 30, 2020, from $366.1 million as of June 30, 2020, driven primarily by several downgrades, including $12.7 million in hospitality, which were partially offset by one loan pay-down and one loan pay-off. Criticized loans decreased $36.8 million from $416.1 million as of September 30, 2019.

Net loan charge-offs increased $2.3 million, or 100.0%, to $4.6 million during the third quarter of 2020 as compared to $2.3 million during the second quarter of 2020. The net loan charge-offs in the third quarter of 2020 were composed of charge-offs of $6.4 million and recoveries of $1.8 million. The third quarter 2020 charge-offs primarily included a $1.7 million charge-off of a loan in the agricultural industry, for which was specifically reserved, and a $1.5 million charge-off of a loan in the aviation industry. Net loan charge-offs during the third quarter of 2019 were $1.8 million.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP in the United States of America, this release contains the following non-GAAP financial measures that management uses to evaluate our capital adequacy: (i) tangible book value per common share; (ii) tangible common stockholders’ equity to tangible assets; (iii) tangible assets; (iv) tangible common stockholders’ equity; and (v) return on average tangible common stockholders’ equity. Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing assets). Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Return on average tangible common stockholders’ equity is calculated as net income available to common shareholders divided by average tangible common stockholders’ equity. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts the foregoing capital adequacy measures to exclude intangible assets except mortgage servicing rights, adjusts its non-interest expense to exclude acquisition related expenses, and adjusts its net interest margin ratio to exclude the impact of the recovery of charged-off interest and the impact of interest accretion on acquired loans. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to the acquisition costs and adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios which are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.

See the Non-GAAP Financial Measures table included herein and the textual discussion for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release: political, legal, regulatory, and general economic or business conditions, either nationally or regionally; geopolitical uncertainties throughout the world; weather-related, disease, viruses, wide-spread health emergencies, pandemics, and other adverse climate or other conditions, including government responses to such conditions, that may impact our business and our clients’ businesses; changes in the interest rate environment or interest rate changes made by the Board of Governors of the Federal Reserve; credit performance of our loan portfolio; adequacy of the allowance for credit losses and access to low-cost funding sources; our ability to achieve the projected cost savings from our acquisitions and do so in the time expected; operating costs, client loss and business disruption following our acquisitions may be greater than expected; the unavailability of LIBOR; impairment of goodwill; dependence on our management team and ability to attract and retain qualified employees; governmental regulation and changes in regulatory, tax and accounting rules and interpretations; stringent capital requirements; future FDIC insurance premium increases; CFPB restrictions on our ability to originate and sell mortgage loans; cyber-security risks, including items such as “denial of service,” “hacking,” and “identity theft;” management distraction and costs associated with defending against, and unfavorable resolution with respect to, significant litigation, including class action litigation, and regulatory proceedings; inability to meet liquidity requirements; inability to grow organically or through acquisitions; impairment of collateral underlying our loans; environmental remediation and other costs associated with repossessed properties; ineffective internal operational controls; competition; meeting market demand with current and new products; reliance on external vendors; soundness of other financial institutions; failure of technology and failure to effectively implement technology-driven products and services; risks associated with introducing and implementing new lines of business, products or services; failure to execute on strategic or operational plans, including the ability to complete acquisitions or achieve expected costs savings or revenue growth associated with acquisitions; deposit attrition, client loss and/or revenue loss following completed acquisitions; anti-takeover provisions; changes in dividend policy and the inability of our bank subsidiary to pay dividends; the uninsured nature of any investment in our common stock; decline in market price and volatility of our common stock; voting control of Class B common stock stockholders; controlled company status; dilution as a result of future equity issuances; and subordination of common stock to our indebtedness.
These factors are not necessarily all the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included in our periodic reports filed with the SEC under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Third Quarter 2020 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss the results for the third quarter of 2020 at 11 a.m. Eastern Time (9 a.m. Mountain Time) on Tuesday, October 27, 2020. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1 p.m. Eastern Time (11 a.m. Mountain Time) on October 27, 2020 through 9 a.m. Eastern Time (7 a.m. Mountain Time) on November 26, 2020, by dialing 1-877-344-7529 (using conference ID 10148598). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates banking offices, including detached drive-up facilities, in communities across Idaho, Montana, Oregon, South Dakota, Washington, and Wyoming. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and other entities throughout the Company’s market areas.

Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 marcy.mutch@fib.com	www.FIBK.com

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	3Q20 vs 2Q20	3Q20 vs 3Q19
Net interest income	$123.0	$122.5	$123.1	$128.2	$125.5	0.4%	(2.0)%
Net interest income on a fully-taxable equivalent ("FTE") basis	123.5	123.0	123.6	128.7	126.0	0.4	(2.0)
Provision for credit losses (1)	5.2	19.5	29.0	3.8	2.6	(73.3)	100.0
Non-interest income:
Payment services revenues	10.5	9.3	10.2	10.8	10.8	12.9	(2.8)
Mortgage banking revenues*	14.3	14.2	10.9	8.6	10.4	0.7	37.5
Wealth management revenues	5.9	5.4	6.2	6.0	5.9	9.3	NM
Service charges on deposit accounts	4.3	3.6	5.4	5.4	5.3	19.4	(18.9)
Other service charges, commissions and fees*	5.0	2.9	2.1	1.8	1.7	72.4	194.1
Total fee-based revenues	40.0	35.4	34.8	32.6	34.1	13.0	17.3
Investment securities gains	0.1	—	—	—	0.1	NM	NM
Other income	4.6	4.3	3.6	2.5	4.0	7.0	15.0
Total non-interest income	44.7	39.7	38.4	35.1	38.2	12.6	17.0
Non-interest expense:
Salaries and wages	46.0	44.2	39.9	40.0	40.1	4.1	14.7
Employee benefits	11.8	10.4	14.2	11.2	11.9	13.5	(0.8)
Occupancy and equipment	11.3	11.0	10.1	10.1	10.4	2.7	8.7
Core deposit intangible amortization	2.7	2.7	2.9	2.9	3.0	NM	(10.0)
Other expenses*	27.7	27.2	28.4	27.4	28.3	1.8	(2.1)
Other real estate owned (income) expense	—	0.1	(0.5)	(1.7)	(0.8)	NM	NM
Acquisition related expenses	—	—	—	0.7	3.8	NM	NM
Total non-interest expense	99.5	95.6	95.0	90.6	96.7	4.1	2.9
Income before taxes	63.0	47.1	37.5	68.9	64.4	33.8	(2.2)
Income taxes	14.7	10.4	8.2	16.5	15.3	41.3	(3.9)
Net income	$48.3	$36.7	$29.3	$52.4	$49.1	31.6%	(1.6)%

Weighted-average basic shares outstanding	63,764	64,004	64,790	64,870	64,832	(0.4)%	(1.7)%
Weighted-average diluted shares outstanding	63,861	64,082	64,937	65,168	65,043	(0.3)	(1.8)
Earnings per share - basic	$0.76	$0.57	$0.45	$0.81	$0.76	33.3	NM
Earnings per share - diluted	0.76	0.57	0.45	0.80	0.76	33.3	NM

NM - not meaningful
* During the second quarter of 2020, the Company reclassified certain mortgage banking related amounts reported quarterly prior to June 30, 2020 from other service charges, commissions and fees and mortgage servicing rights amortization and impairment, included in other expenses, into mortgage banking revenues to conform prior periods to the June and September 30, 2020 presentation. These reclassifications did not change previously reported net income.
(1) Provision for credit losses on loans for the 2020 periods; provision for loan losses for the 2019 periods.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	3Q20 vs 2Q20	3Q20 vs 3Q19
Assets:
Cash and cash equivalents	$1,860.6	$1,425.0	$869.2	$1,076.8	$1,269.6	30.6%	46.6%
Investment securities	3,508.5	3,385.5	3,070.5	3,052.3	2,827.1	3.6	24.1
Mortgage loans held for sale, at fair value	102.0	169.9	94.4	100.9	108.9	(40.0)	(6.3)
Loans held for investment	10,152.2	10,032.5	8,918.0	8,930.7	8,992.6	1.2	12.9
Allowance for credit losses	145.5	146.1	129.1	73.0	75.0	(0.4)	94.0
Net loans held for investment	10,006.7	9,886.4	8,788.9	8,857.7	8,917.6	1.2	12.2
Goodwill and intangible assets (excluding mortgage servicing rights)	703.4	706.1	708.8	711.7	715.6	(0.4)	(1.7)
Company owned life insurance	294.9	293.1	295.3	293.8	292.8	0.6	0.7
Premises and equipment	307.8	309.5	308.5	306.0	302.8	(0.5)	1.7
Other real estate owned	5.7	6.5	8.2	8.5	17.8	(12.3)	(68.0)
Mortgage servicing rights	24.1	24.6	27.8	30.2	29.8	(2.0)	(19.1)
Other assets	255.8	264.8	239.8	206.3	219.6	(3.4)	16.5
Total assets	$17,069.5	$16,471.4	$14,411.4	$14,644.2	$14,701.6	3.6%	16.1%

Liabilities and stockholders' equity:
Deposits	$13,882.4	$13,340.4	$11,565.1	$11,663.5	$11,799.6	4.1%	17.7%
Securities sold under repurchase agreements	820.3	756.1	614.1	697.6	636.9	8.5	28.8
Long-term debt	112.4	112.3	13.9	13.9	13.9	NM	NM
Subordinated debentures held by subsidiary trusts	87.0	86.9	86.9	86.9	86.9	0.1	0.1
Other liabilities	189.8	176.8	175.3	168.4	181.7	7.4	4.5
Total liabilities	15,091.9	14,472.5	12,455.3	12,630.3	12,719.0	4.3	18.7
Stockholders' equity:
Common stock	976.8	1,021.2	1,018.7	1,049.3	1,047.8	(4.3)	(6.8)
Retained earnings	938.9	912.5	897.6	953.6	921.4	2.9	1.9
Accumulated other comprehensive income	61.9	65.2	39.8	11.0	13.4	(5.1)	NM
Total stockholders' equity	1,977.6	1,998.9	1,956.1	2,013.9	1,982.6	(1.1)	(0.3)
Total liabilities and stockholders' equity	$17,069.5	$16,471.4	$14,411.4	$14,644.2	$14,701.6	3.6%	16.1%

Common shares outstanding at period end	63,115	64,561	64,553	65,246	65,229	(2.2)%	(3.2)%
Book value at period end	$31.33	$30.96	$30.30	$30.87	$30.39	1.2	3.1
Tangible book value at period end**	20.19	20.02	19.32	19.96	19.42	0.8	3.9

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	3Q20 vs 2Q20	3Q20 vs 3Q19
Loans:
Real Estate:
Commercial real estate*	$3,690.9	$3,593.8	$3,543.4	$3,487.8	$3,469.9	2.7%	6.4%
Construction:
Land acquisition and development	274.8	285.3	290.5	302.1	309.6	(3.7)	(11.2)
Residential	227.9	246.2	228.4	244.1	261.8	(7.4)	(12.9)
Commercial	530.8	459.8	459.4	431.5	386.7	15.4	37.3
Total construction	1,033.5	991.3	978.3	977.7	958.1	4.3	7.9
Residential real estate*	1,311.2	1,287.6	1,231.0	1,246.1	1,256.6	1.8	4.3
Agricultural real estate	227.7	224.2	224.6	226.6	226.5	1.6	0.5
Total real estate	6,263.3	6,096.9	5,977.3	5,938.2	5,911.1	2.7	6.0
Consumer:
Indirect	812.8	801.9	774.6	784.6	797.8	1.4	1.9
Direct	162.1	169.3	175.0	179.0	188.8	(4.3)	(14.1)
Credit card	69.9	70.6	75.9	81.6	80.3	(1.0)	(13.0)
Total consumer	1,044.8	1,041.8	1,025.5	1,045.2	1,066.9	0.3	(2.1)
Commercial*	2,599.6	2,648.6	1,660.0	1,673.7	1,726.5	(1.9)	50.6
Agricultural	274.7	282.8	257.9	279.1	292.7	(2.9)	(6.1)
Other	4.2	3.7	3.7	—	1.3	13.5	223.1
Deferred loan fees and costs	(34.4)	(41.3)	(6.4)	(5.5)	(5.9)	(16.7)	483.1
Loans held for investment	$10,152.2	$10,032.5	$8,918.0	$8,930.7	$8,992.6	1.2%	12.9%

*In conjunction with the adoption of ASU 2016-13, the Company reclassified 2019 quarterly amounts in our multi-family loan portfolio from residential real estate to commercial real estate. Additionally, we reclassified our 2019 quarterly amounts in our commercial 1-4 family and commercial home equity lines of credit from commercial real estate to commercial to conform 2019 amounts to the 2020 presentation. These reclassifications did not change previously reported loans held for investment.

Deposits:
Non-interest bearing	$4,798.2	$4,426.6	$3,309.3	$3,426.5	$3,639.7	8.4%	31.8%
Interest bearing:
Demand	3,814.1	3,665.6	3,293.8	3,195.4	3,054.1	4.1	24.9
Savings	4,158.0	4,035.6	3,641.4	3,591.6	3,570.8	3.0	16.4
Time, $0.1 and over	427.6	486.2	560.1	651.1	705.2	(12.1)	(39.4)
Time, other	684.5	726.4	760.5	798.9	829.8	(5.8)	(17.5)
Total interest bearing	9,084.2	8,913.8	8,255.8	8,237.0	8,159.9	1.9	11.3
Total deposits	$13,882.4	$13,340.4	$11,565.1	$11,663.5	$11,799.6	4.1%	17.7%

Total core deposits (1)	$13,454.8	$12,854.2	$11,005.0	$11,009.5	$11,091.5	4.7%	21.3%

(1) Core deposits are defined as total deposits less time deposits, $0.1 and over and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019	3Q20 vs 2Q20	3Q20 vs 3Q19

Allowance for Credit Losses: (1)
Allowance for credit losses	$145.5	$146.1	$129.1	$73.0	$75.0	(0.4)%	94.0%
As a percentage of loans held for investment	1.43%	1.46%	1.45%	0.82%	0.83%

Net charge-offs during quarter	$4.6	$2.3	$3.1	$5.8	$1.8	100.0%	155.6%
Annualized as a percentage of average loans	0.18%	0.09%	0.14%	0.25%	0.08%

Non-Performing Assets:
Non-accrual loans	$44.8	$49.9	$51.1	$42.9	$50.1	(10.2)%	(10.6)%
Accruing loans past due 90 days or more	9.6	7.7	12.0	5.7	7.0	24.7	37.1
Total non-performing loans	54.4	57.6	63.1	48.6	57.1	(5.6)	(4.7)
Other real estate owned	5.7	6.5	8.2	8.5	17.8	(12.3)	(68.0)
Total non-performing assets	$60.1	$64.1	$71.3	$57.1	$74.9	(6.2)%	(19.8)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.59%	0.64%	0.80%	0.64%	0.83%
Total assets	0.35	0.39	0.49	0.39	0.51

Accruing Loans 30-89 Days Past Due	$36.1	$56.8	$53.3	$37.7	$40.2	(36.4)%	(10.2)%
Accruing TDRs	3.2	3.4	5.0	5.5	5.5	(5.9)	(41.8)

Criticized Loans:
Special Mention	$157.1	$122.7	$150.2	$157.5	$174.5	28.0%	(10.0)%
Substandard	209.8	228.2	243.6	224.0	229.1	(8.1)	(8.4)
Doubtful	12.4	15.2	6.2	5.9	12.5	(18.4)	(0.8)
Total	$379.3	$366.1	$400.0	$387.4	$416.1	3.6%	(8.8)%

(1) Allowance for credit losses on loans (ACLL) for the 2020 periods; Allowance for loan losses (ALLL) for the 2019 periods.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Sep 30, 2020		Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019
Annualized Financial Ratios (GAAP)
Return on average assets	1.15%		0.93%	0.81%	1.41%	1.35%
Return on average common equity	9.57		7.49	5.91	10.39	9.89
Yield on average earning assets	3.44		3.71	4.18	4.30	4.42
Cost of average interest-bearing liabilities	0.24		0.27	0.41	0.52	0.70
Interest rate spread	3.20		3.44	3.77	3.78	3.72
Net interest margin ratio	3.29		3.52	3.90	3.94	3.93
Efficiency ratio	57.72		57.27	57.03	53.70	57.24
Loans held for investment to deposit ratio	73.13		75.20	77.11	76.57	76.21

Annualized Financial Ratios - Operating** (Non-GAAP)
Tangible book value per common share	$20.19		$20.02	$19.32	$19.96	$19.42
Tangible common stockholders' equity to tangible assets	7.79%		8.20%	9.10%	9.35%	9.06%
Return on average tangible common equity	14.74		11.68	9.18	16.15	15.56

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.45%	*	14.76%	13.67%	14.10%	13.71%
Tier 1 risk-based capital to total risk-weighted assets	12.56	*	12.85	12.80	13.41	13.01
Tier 1 common capital to total risk-weighted assets	11.79	*	12.07	12.01	12.62	12.19
Leverage Ratio	8.62	*	9.22	9.90	10.13	9.96

*Preliminary estimate - may be subject to change. Additionally, the 2020 regulatory capital ratios presented above include the assumption of the transitional method relative to recent legislation by Congress in relief of the COVID‑19 pandemic on the economy and financial institutions in the United States. The referenced relief allows a total five-year phase-in of the CECL impact on capital and relief over the next two years for the impact on the allowance for credit losses resulting from COVID‑19.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of book value per common share to tangible book value per common share, return on average common equity (GAAP) to return on average tangible common equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
(In millions, except %)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$10,219.2	$112.6	4.38%	$9,949.6	$112.4	4.54%	$9,053.6	$120.4	5.28%
Investment securities (2)	3,435.1	16.3	1.89	3,017.7	16.4	2.19	2,662.8	15.7	2.34
Interest bearing deposits in banks	1,295.1	0.5	0.15	1,068.1	0.5	0.19	1,004.4	5.7	2.25
Federal funds sold	0.1	—	—	0.1	—	—	1.4	—	—
Total interest earning assets	$14,949.5	$129.4	3.44%	$14,035.5	$129.3	3.71%	$12,722.2	$141.8	4.42%
Non-earning assets	1,739.9			1,757.9			1,750.8
Total assets	$16,689.4			$15,793.4			$14,473.0
Interest bearing liabilities:
Demand deposits	$3,708.8	$0.4	0.04%	$3,563.5	$0.4	0.05%	$3,067.2	$2.2	0.28%
Savings deposits	4,081.4	0.3	0.03	3,874.5	0.3	0.03	3,517.5	5.2	0.59
Time deposits	1,167.3	2.7	0.92	1,263.1	3.8	1.21	1,557.2	6.0	1.53
Repurchase agreements	781.2	0.1	0.05	696.5	0.1	0.06	669.5	1.0	0.59
Long-term debt	112.3	1.7	6.02	64.8	1.0	6.21	15.4	0.3	7.73
Subordinated debentures held by subsidiary trusts	86.9	0.7	3.20	86.9	0.7	3.24	86.9	1.1	5.02
Total interest-bearing liabilities	$9,937.9	$5.9	0.24%	$9,549.3	$6.3	0.27%	$8,913.7	$15.8	0.70%
Non-interest-bearing deposits	4,517.3			4,062.9			3,430.4
Other non-interest-bearing liabilities	226.0			210.4			159.9
Stockholders’ equity	2,008.2			1,970.8			1,969.0
Total liabilities and stockholders’ equity	$16,689.4			$15,793.4			$14,473.0
Net FTE interest income		$123.5			$123.0			$126.0
Less FTE adjustments (2)		(0.5)			(0.5)			(0.5)
Net interest income from consolidated statements of income		$123.0			$122.5			$125.5
Interest rate spread			3.20%			3.44%			3.72%
Net FTE interest margin (3)			3.29%			3.52%			3.93%
Cost of funds, including non-interest-bearing demand deposits (4)			0.16%			0.19%			0.51%

(1) Average loan balances include mortgage loans held for sale and non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2) Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.
(3) Net FTE interest margin during the period equals (i) the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by (ii) average interest earning assets for the period.

(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest-bearing liabilities plus non-interest-bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In millions, except % and per share data)		Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2019
Total common stockholders' equity (GAAP)	(A)	$1,977.6	$1,998.9	$1,956.1	$2,013.9	$1,982.6
Less goodwill and other intangible assets (excluding mortgage servicing rights)		703.4	706.1	708.8	711.7	715.6
Tangible common stockholders' equity (Non-GAAP)	(B)	$1,274.2	$1,292.8	$1,247.3	$1,302.2	$1,267.0

Total assets (GAAP)		$17,069.5	$16,471.4	$14,411.4	$14,644.2	$14,701.6
Less goodwill and other intangible assets (excluding mortgage servicing rights)		703.4	706.1	708.8	711.7	715.6
Tangible assets (Non-GAAP)	(C)	$16,366.1	$15,765.3	$13,702.6	$13,932.5	$13,986.0

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$2,008.2	$1,970.8	$1,993.6	$2,001.7	$1,969.0
Less goodwill and other intangible assets (excluding mortgage servicing rights)		704.8	707.4	710.2	714.1	717.3
Average tangible common stockholders' equity (Non-GAAP)	(E)	$1,303.4	$1,263.4	$1,283.4	$1,287.6	$1,251.7

Total quarterly average assets	(F)	$16,689.4	$15,793.4	$14,460.5	$14,721.9	$14,473.0
Annualized net income available to common shareholders	(G)	192.2	147.6	117.8	207.9	194.8
Common shares outstanding	(H)	63,115	64,561	64,553	65,246	65,229
Return on average assets (GAAP)	(G)/(F)	1.15%	0.93%	0.81%	1.41%	1.35%
Return on average common stockholders' equity (GAAP)	(G)/(D)	9.57	7.49	5.91	10.39	9.89
Average common stockholders' equity to average assets (GAAP)	(D)/(F)	12.03	12.48	13.79	13.60	13.60
Book value per common share (GAAP)	(A)/(H)	$31.33	$30.96	$30.30	$30.87	$30.39
Tangible book value per common share (Non-GAAP)	(B)/(H)	20.19	20.02	19.32	19.96	19.42
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B)/(C)	7.79%	8.20%	9.10%	9.35%	9.06%
Return on average tangible common stockholders' equity (Non-GAAP)	(G)/(E)	14.74	11.68	9.18	16.15	15.56

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com